EXHIBIT 4.2

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

THIRD PARTY SECURITY AGREEMENT: SPECIFIC RIGHTS TO PAYMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED THIRD PARTY SECURITY AGREEMENT: SPECIFIC RIGHTS TO PAYMENT (this “Amendment”) is entered into effective as of August 27, 2015, by and between ASSOCIATED INSURANCE COMPANY FOR EXCESS, an Arizona corporation (“Owner”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A. Barrett Business Services, Inc., a Maryland corporation (“Borrower”), is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated December 29, 2014, as amended from time to time (the “Credit Agreement”).

B. Owner is a wholly-owned subsidiary of Borrower and a captive insurance company duly licensed by the Department of Insurance of the State of Arizona.

C. Pursuant to the Credit Agreement, Owner and Bank entered into that certain Second Amended and Restated Third Party Security Agreement: Specific Rights to Payment dated December 29, 2014, as may be amended from time to time (the “Security Agreement”), pursuant to which Owner granted to Bank a security interest in certain collateral, as more fully described in the Security Agreement, to secure a portion of Borrower’s obligations under the Credit Agreement.

D. Pursuant to that certain Security Agreement (Financial Assets) dated effective as of August 27, 2015 between Owner and Bank, as may be amended from time to time (the “Additional Security Agreement”), Owner granted to Bank a first priority security interest in a securities account, as more particularly described therein (the “Securities Account”).

E. Owner has agreed, among other things, to maintain a minimum collateral value with respect to the aggregate collateral in the Accounts and in the Securities Account.

F. Owner and Bank have agreed to certain changes in the terms and conditions set forth in the Security Agreement and have agreed to amend the Security Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions described herein, the parties hereto agree that the Security Agreement shall be amended as follows; provided, however, that nothing shall terminate any security interests, guaranties, subordinations or other documents in favor of Bank, all of which shall remain in full force and effect unless expressly amended hereby:

1. Section 7(c) of the Security Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(c) Collateral Value Provisions.

(i) Value Requirements. The Margin Value of the Collateral, plus the Margin Value of the collateral in the Securities Account (as determined under the Additional Security Agreement), shall at all times exceed the then outstanding aggregate dollar amount of the Insurance Letters of Credit (as that term is defined in the Credit Agreement). Whenever applicable, the credit limits of Regulation U of the Federal Reserve Board (12 U.S.C. § 221 et seq) shall also be satisfied as prescribed therein. Such of the Collateral as is necessary to satisfy any other value requirement imposed by Bank shall not be eligible to satisfy value requirements herein.

(ii) Maintenance of Value. If at any time the value requirements herein are not satisfied Owner shall, within three (3) business days, take all remedial action necessary to restore the value requirements to satisfied status. Remedial action may include the following in any combination or amount: (a) delivery of additional Collateral (or additional collateral pursuant to the Additional Security Agreement) acceptable to Bank; (b) substitution of assets providing little or no support to value requirements for assets providing greater support; (c) payoff of the Indebtedness under, relating to, or in connection with the Insurance Letters of Credit (or if applicable, reduction thereof); and/or (iv) conversion of assets to cash for any of the foregoing purposes.

(iii) Breach of Value Requirements. Bank shall be under no obligation to permit the release of Collateral under section (iv) below when value requirements are not satisfied. Failure to satisfy value requirements within the time specified constitutes an Event of Default, and Bank may immediately, at its sole option, accelerate the Indebtedness under, relating to, or in connection with the Insurance Letters of Credit and pursue any and all rights and remedies available to Bank under and subject to the terms of this Agreement or as may otherwise be available at law, equity, or both.

(iv) Excess Collateral. Unless an Event of Default occurs, Collateral in excess of the value requirements is available for withdrawal by Owner, free and clear of Bank’s lien thereon, at Owner’s discretion. Bank shall be afforded such reasonable time, information and cooperation as may be necessary to accommodate Owner requests for withdrawal of excess Collateral. Under no circumstances shall any Intermediary be authorized to release Collateral, or allow withdrawal(s) of excess Collateral, without the express written consent of an authorized employee of Bank from its applicable credit department.

(v) [intentionally omitted]

(vi) Determination of Value; Collateral Eligibility; Definitions. Notwithstanding anything herein to the contrary, Collateral subject to assignment, pledge or other consent requirements of any third party, shall not be considered eligible for purposes of determining Owner’s satisfaction of value requirements herein unless and until such required consent(s) shall have been furnished to Bank. In addition, the following apply for all purposes in determining Owner’s satisfaction of the value requirements:

“Fair Market Value” or “FMV” means, as to any Collateral, the value as determined by the Bank, in its sole discretion, by reference to the notional amount of such assets or to public information and procedures that may otherwise then be available. The aggregate Fair Market Value of the Collateral is the total of all such Fair Market Values so determined plus the amount of cash Collateral. All cash and other value references are to currency denominated in dollars of the United States of America.

“Margin Value” means the Fair Market Value of the Collateral multiplied by the applicable percentage set forth in the following table:

Collateral Type	% of FMV
Wells Fargo Deposits (in the Accounts or otherwise directly pledged)	100%
All Other Types of Collateral	0%

“Wells Fargo Deposits” means acceptable certificates of deposit and savings accounts of Wells Fargo Bank, National Association, in the Accounts or otherwise directly pledged as collateral for the Indebtedness. Wells Fargo Command accounts, 7-day CD’s, callable CD’s, demand deposit, money market and uninsured deposit accounts of any kind, brokered and market linked certificates of deposit, and deposits or accounts of any other financial institution are not included in the term in this context.”

2. Miscellaneous. Except as specifically provided herein, all terms and conditions of the Security Agreement shall remain in full force and effect, without waiver or modification. All terms defined in the Security Agreement shall have the same meaning when used in this Amendment. This Amendment and the Security Agreement shall be read together, as one document. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.

3. Reaffirmation. Owner hereby remakes all representations and warranties contained in the Security Agreement and reaffirms all covenants set forth therein.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first written above.

ASSOCIATED INSURANCE COMPANY FOR EXCESS		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James D. Miller	By:	/s/ Julie Wilson
Name:	James D. Miller	Name:	Julie Wilson
Title:	Vice President	Title:	Vice President